Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Recursion Pharmaceuticals, Inc. for the registration of up to 8,103,979 shares of Class A Common Stock and to the incorporation by reference therein of our reports dated February 27, 2023, with respect to the consolidated financial statements of Recursion Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Recursion Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
May 30, 2023